SIMPSON MANUFACTURING CO. INC.
2011 INCENTIVE PLAN

Adopted April 26, 2011, and
Amended and Restated April 21, 2015

SECTION 1.    PURPOSE
The purpose of the Simpson Manufacturing Co., Inc. 2011 Incentive Plan is to promote the interests of the Company and its stockholders by providing incentives to directors, officers and employees of, and consultants to, the Company and the Subsidiaries. Accordingly, the Company may grant to selected officers, Employees, Consultants and Outside Directors Option Awards, Restricted Stock Awards and RSU Awards in an effort to attract and retain qualified individuals as employees, directors and consultants and to provide such individuals with incentives to continue service with the Company, devote their best efforts to the Company and improve the Company’s economic performance, thus enhancing the value of the Company for the benefit of stockholders.
This Plan amends and restates in their entirety, and incorporates and supersedes, both the Simpson Manufacturing Co., Inc. 1994 Stock Option Plan, as amended (the “1994 Plan”), and the Simpson Manufacturing Co., Inc. 1995 Independent Director Stock Option Plan, as amended (the “1995 Plan” and, together with the 1994 Plan, the “Prior Plans”); provided that any stock option granted under the 1994 Plan or the 1995 Plan that has not been exercised in full and that has not expired or terminated shall continue in effect in accordance with its terms and conditions and shall continue to be subject to and governed by the 1994 Plan or the 1995 Plan, respectively, as in effect immediately before the adoption of this Plan.
SECTION 2.    DEFINITIONS
As used in this Plan, the following terms have the meanings indicated:
“Agreement” means an agreement, in written or electronic form, entered into by the Company and a Recipient setting forth the terms and conditions applicable to an Award granted under this Plan.
“Award” means an Option Award, a Restricted Stock Award or an RSU Award, in each case granted under this Plan.
“Beneficial Ownership” and “Beneficially Own” have the meanings set forth in Rule 13d-3 under the Exchange Act.
“Beneficiary” means each Person designated as such by a Recipient or, if no designation has been made, each Person entitled by will or the laws of descent and distribution to receive the benefits specified under this Plan in the event of a Recipient’s death.
“Board” means the Board of Directors of the Company.
“Change in Control” means the occurrence of any one (or more) of the following events: (i) the consummation of a consolidation or merger of the Company in which the Company is not the surviving corporation; (ii) the consummation of a reverse merger in which the Company is the surviving corporation but the shares of the Common Stock outstanding immediately preceding such reverse merger are converted by virtue of such reverse merger into other property, whether securities, cash or otherwise; or (iii) the approval by the stockholders of the Company of a plan or proposal for the dissolution and liquidation of the Company; provided that a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of related transactions immediately following which the record holders of the Common Stock immediately before such transaction or transactions continue to have substantially the same proportionate ownership in an entity that owns all or substantially all of the assets of the Company immediately thereafter.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Committee” means the Compensation and Leadership Development Committee of the Board, as from time to time constituted, or any successor committee of the Board with similar functions, which shall consist of three or more members, each of whom shall be an outside director as defined in the regulations issued under Code section 162(m) and a non-employee director within the meaning of applicable regulatory requirements, including those promulgated under Exchange Act section 16.
“Common Stock” means the Common Stock, par value $0.01 per share, of the Company, subject to adjustment pursuant to section 11 hereof.
“Company” means Simpson Manufacturing Co., Inc., a Delaware corporation, or any successor thereto.
“Consultant” means a Person that (i) renders services to the Company as an independent contractor (and not as an Employee or Outside Director) pursuant to a contract between such Person and the Company and (ii) is selected by the Committee to receive an Award under this Plan.
“Disability” means (i) in the case of a Participant, determination by the Committee that he or she has become unable to perform the functions required by his or her regular job due to physical or mental illness or incapacity and, in connection with the grant of an ISO, he or she is within the meaning of that term as provided in Code section 22(e)(3), and (ii) in the case of an Outside Director, determination by the Committee that he or she is unable to attend to his or her duties and responsibilities as a member of the Board due to physical or mental illness or incapacity.
“Employee” means a regular, full-time or part-time employee of the Company or any Subsidiary; provided that, for purposes of determining whether any Person may be a Participant for purposes of any grant of ISOs, the term “Employee” shall have the meaning ascribed to such term in Code section 3401(c).
“Exercise Price” means, with respect to each share of Common Stock subject to an Option, the price fixed by the Committee at which such share may be purchased from the Company on the exercise of such Option.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fair Market Value” means (i) as of any date, the closing sale price per share of Common Stock as reported on the Composite Tape of the New York Stock Exchange, or if there are no sales on such day, on the next prior trading day during which a sale occurred; and (ii) in the absence of such market for the shares of Common Stock, the fair market value per share of Common Stock determined by the Committee in good faith (which determination shall, to the extent applicable, be made in a manner that complies with Code sections 422(b) and 409A).
“Incentive Stock Option” or “ISO” means an Option that is intended by the Committee to meet the requirements of Code section 422 or any successor provision.
“ISO Award” means an Award of an Incentive Stock Option pursuant to section 9 hereof.
“NQSO” means an Option granted pursuant to this Plan that does not qualify as an Incentive Stock Option.
“NQSO Award” means an Award of an NQSO pursuant to section 7 hereof.
“Option” means the right to purchase Common Stock at an Exercise Price to be specified and on terms to be designated by the Committee or otherwise determined pursuant to this Plan. The Committee shall designate each Option as either an NQSO or an Incentive Stock Option.
“Option Award” means an Award of an Option pursuant to section 7 hereof.
“Outside Director” means a director of the Company, who is not also an Employee and who is selected by the Committee to receive an Award under this Plan.
“Participant” means an Employee who is selected by the Committee to receive an Award under this Plan.
“Performance Goals” means performance goals established by the Committee from time to time. Such goals may be absolute in their terms or measured against or in relation to other companies comparably or otherwise situated. Such performance goals may be particular to a Participant or the Subsidiary, division or other unit in which the Participant works or may be based on the performance of the Company as a whole. The Performance Goals applicable to any Award that is intended to qualify for the performance-based exception from the tax deductibility limitations of Code section 162(m) shall be based on one or more of (i) earnings, (ii) unit sales, sales volume or revenue, (iii) sales growth, (iv) stock price (including comparison with various stock market indicies), (v) return on equity, (vi) return on investment, (vii) total return to stockholders, (viii) economic profit, (ix) debt rating, (x) operating income, (xi) cash flows, (xii) cost targets, (xiii) return on assets or margins or (xiv) implementation, completion or attainment of measurable objectives with respect to (1) software development, (2) new distribution channels, (3) customer growth targets, (4) acquisition identification and integration, (5) manufacturing, production or inventory targets, (6) new product introductions, (7) product quality control, (8) accounting and reporting, (9) recruiting and maintaining personnel, or (10) compliance or regulatory program targets. Any criteria used may be measured, as applicable, (a) in absolute terms, (b) in relative terms (including but not limited to, the passage of time or against other companies or financial metrics), (c) on a per share basis, (d) against the performance of the Company as a whole or against particular entities, segments, operating units or products of the Company or (e) on a pre-tax or after tax basis.
“Person” has the meaning ascribed to that term in Exchange Act section 3(a)(9), as modified and used in Exchange Act sections 13(d) and 14(d), except that such term shall not include (a) the Company, (b) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or (c) an underwriter temporarily holding securities pursuant to an offering on behalf of the Company.
“Personal Representative” means the Person or Persons who, on the Disability or incompetence of a Recipient, shall have acquired on behalf of the Recipient by legal proceeding or otherwise the right to receive benefits pursuant to this Plan.
“Plan” means this Simpson Manufacturing Co., Inc. 2011 Incentive Plan.
“Recipient” means a Participant, an Outside Director or a Consultant, as appropriate.
“Restricted Period” means the period during which Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of Performance Goals or the occurrence of other events, as determined by the Committee).
“Restricted Stock” means those shares of Common Stock issued pursuant to a Restricted Stock Award, which are subject to the restrictions, terms, and conditions set forth in the related Agreement or designated by the Committee in accordance with this Plan.
“Restricted Stock Award” means an Award of Restricted Stock pursuant to section 6 hereof.
“Restricted Stock Units” or “RSUs” means units issued pursuant to an RSU Award, which are valued in terms of shares of Common Stock equivalents and are subject to the restrictions, terms and conditions set forth in the related Agreement or designated by the Committee in accordance with this Plan.
“Retirement” means (i) in the case of a Participant, retirement from employment with the Company or any Subsidiary at any time as described in the Simpson Manufacturing Co., Inc. Profit Sharing Plan for Salaried Employees or in any successor plan, as from time to time in effect, or as otherwise determined by the Committee, (ii) in the case of an Outside Director, retirement from the Board after the date, if any, established by the Committee as the date for mandatory retirement, as from time to time in effect, or as otherwise determined by the Committee, and (iii) in the case of a Consultant, such date as is determined by the Committee.
“RSU Award” means an Award of Restricted Stock Units pursuant to section 6 hereof.
“Subsidiary” means a corporation, limited liability company, partnership or other entity (i) more than fifty percent of the outstanding voting equity securities (representing the right to vote for the election of directors or other managing authority) are now or hereafter owned or controlled, directly or indirectly, by the Company, or (ii) which does not have outstanding voting equity securities (as may be the case in a partnership, limited liability company, joint venture or unincorporated association), but more than fifty percent of the ownership interests of which, representing the right generally to make decisions for such entity, is now or hereafter owned or controlled, directly or indirectly, by the Company; provided that, for purposes of determining whether any Person may be a Participant for purposes of any grant of Incentive Stock Options, the term “Subsidiary” shall have the meaning ascribed to such term in Code section 424(f), as interpreted by the regulations thereunder and applicable law.
“Tax Date” means the date the withholding tax obligation arises with respect to an Award.

SECTION 3.    STOCK SUBJECT TO PLAN
(A)    Subject to section 3(B) hereof and to adjustment pursuant to section 11 hereof, 16,320,000 shares of Common Stock are reserved for issuance under this Plan, any or all of which may be delivered with respect to Option Awards, Restricted Stock Awards and RSU Awards and any or all of which may be authorized and unissued shares or treasury shares; provided that such 16,320,000 shares include all shares heretofore reserved for issuance pursuant to the Prior Plans. Subject to section 3(B) hereof and to adjustment pursuant to section 11 hereof, the following limits shall apply with respect to Awards that are intended to qualify for the performance-based exception from the tax deductibility limitations of Code section 162(m): (i) the maximum aggregate number of shares of Common Stock that may be subject to Options granted in any calendar year to any one Participant shall be 150,000 shares; and (ii) the maximum aggregate number of Restricted Stock Awards and shares of Common Stock issuable or deliverable under RSU Awards granted in any calendar year to any one Participant shall be 100,000 shares.
(B)    Shares of Common Stock subject to Awards under this Plan or stock options granted under the Prior Plans that are forfeited, terminated, canceled or settled without the delivery of Common Stock under this Plan or the Prior Plans, respectively, will again be available for Awards under this Plan as if such Awards or grants had not been made; provided that, notwithstanding any other provision herein to the contrary, the aggregate number of shares of Common Stock that may be issued under this Plan shall not be increased by (i) shares of Common Stock tendered in full or partial payment of the Exercise Price of any Option or any stock option granted under either of the Prior Plans, (ii) shares of Common Stock withheld by the Company or any Subsidiary to satisfy any tax withholding obligation, or (iii) shares of Common Stock that are repurchased by the Company.
(C)    Notwithstanding anything in this section 3 to the contrary and solely for purposes of determining whether shares are available for the grant of ISOs, the maximum aggregate number of shares that may be granted under this Plan shall be determined without regard to any shares restored pursuant to this section 3 that, if taken into account, would cause this Plan to fail the requirement under Code section 422 that this Plan designate a maximum aggregate number of shares that may be issued.
SECTION 4.    ADMINISTRATION
The Committee shall have exclusive authority to administer this Plan. In addition to any implied powers and duties that may be needed to carry out the provisions hereof, the Committee shall have all the powers vested in it by the terms hereof, including exclusive authority to select the Recipients, to determine the type, size and terms of any and all Awards to be made to each Recipient, to determine the time when Awards will be granted, and to prescribe the form, terms and conditions of any Agreement relating to any Award under this Plan. The Committee is authorized to interpret this Plan and the Awards granted under this Plan, to establish, amend and rescind any rules and regulations relating to this Plan, to make any other determinations that the Committee believes necessary or advisable for the administration hereof, and to correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent that the Committee deems desirable and consistent with the intent of this Plan. The Committee may exercise any and all of the Committee’s rights, powers, authority and discretion under this Plan in the Committee’s absolute and exclusive discretion, and the Committee is authorized and empowered to grant or give any consent, approval or authorization, make any determination or do or perform any other act or thing conditionally or unconditionally, arbitrarily, or inconsistently in varying or similar circumstances, without any accountability to any Recipient, except only as otherwise expressly provided by this Plan or any Agreement with such Recipient. Any decision, determination, direction or other action of the Committee in the administration of this Plan shall be final, binding and conclusive for all purposes, subject only to the further exercise of authority of the Committee hereunder.
SECTION 5.    ELIGIBILITY
Awards may be granted only to Recipients; provided that no Outside Director or Consultant may be granted an ISO Award.
SECTION 6.    RESTRICTED STOCK AND RESTRICTED STOCK UNIT (RSU) AWARDS
(A)    Grant. Any Recipient may receive one or more Restricted Stock Awards or RSU Awards.
(B)    Restricted Periods. The Restricted Period for each Restricted Stock Award or RSU Award shall be set forth in the applicable Agreement. Except as otherwise provided in the applicable Agreement on a termination of employment or engagement, or pursuant to section 9 hereof in the event of a Change in Control, each Restricted Stock Award or RSU Award shall have such Restricted Period and be subject to such Performance Goals as the Committee may determine. Except as otherwise provided in the applicable Agreement or as determined by the Committee, if a Restricted Stock Award or RSU Award is made to a Recipient whose employment or service as a director or Consultant subsequently terminates for any reason before the lapse of all restrictions thereon, such Restricted Stock or RSU with respect to which such restrictions shall not have lapsed shall be forfeited to that extent by such Recipient.
(C)    Certain Restricted Stock Award Provisions.
(1)    Stockholder Rights. On the granting of a Restricted Stock Award, a Recipient shall be entitled to all rights incident to ownership of Common Stock of the Company with respect to his or her Restricted Stock, including the right to vote such shares of Restricted Stock and to receive dividends thereon when, as and if paid in cash or shares of Restricted Stock, as set forth in the applicable Agreement or as determined by the Committee. Each grant of Restricted Stock may be made without additional consideration or in consideration of a payment by such Recipient that is less than the Fair Market Value at the date of grant.
(2)    Certificates; Dividends on Restricted Stock; Restrictions on Transferability. During the Restricted Period, each certificate representing Restricted Stock shall be registered in the respective Recipient’s name and bear a restrictive legend to the effect that ownership of such Restricted Stock and the enjoyment of all rights appurtenant thereto are subject to the restrictions, terms and conditions provided in this Plan and the applicable Agreement. Each such certificate shall be deposited by the Recipient with the Company, together with stock powers or other instruments of assignment, each endorsed in blank, that will permit transfer to the Company of all or any portion of the Restricted Stock that may be forfeited in accordance with this Plan and the applicable Agreement. Restricted Stock shall constitute issued and outstanding shares of Common Stock for all corporate purposes, except that: (i) no Recipient will be entitled to delivery of a certificate representing Restricted Stock until expiration of the restrictions applicable thereto; (ii) the Company will retain custody of all Restricted Stock issued as a dividend or otherwise with respect to an Award of Restricted Stock, which shall be subject to the same restrictions, terms and conditions as are applicable to the awarded Restricted Stock, until such time, if ever, as such Restricted Stock becomes vested, and no Restricted Stock shall bear interest or be segregated in separate accounts; (iii) subject to section 13(B) hereof, no Recipient shall have any right or power to sell, assign, transfer, pledge, hypothecate, exchange, encumber or otherwise dispose of any Restricted Stock during the applicable Restricted Period; and (iv) unless otherwise determined and directed by the Committee, a breach of any restriction, term or condition in this Plan or the applicable Agreement or established by the Committee with respect to any Restricted Stock will cause a forfeiture of such Restricted Stock, including any Restricted Stock issued as a dividend or otherwise with respect thereto.
(D)    Certain Restricted Stock Unit (RSU) Award Provisions.
(1)    General. Each grant of Restricted Stock Units shall constitute an agreement by the Company to issue or deliver shares of Common Stock or cash to the Recipient thereof following the end of the applicable Restricted Period in consideration of the performance of services. Each such grant of Restricted Stock Units may be made without additional consideration or in consideration of a payment by such Recipient that is less than the Fair Market Value at the date of grant.
(2)    No Stockholder Rights. A Recipient who receives an RSU Award shall not have any rights as a stockholder with respect to the shares of Common Stock subject to such RSUs until such time, if any, as shares of Common Stock are delivered to such Recipient pursuant to the applicable Agreement.
(3)    Payment. Unless otherwise determined by the Committee, each Agreement relating to an RSU Award shall set forth the payment date for such RSU Award, which date shall not be earlier than the end of the applicable Restricted Period. Payment of earned Restricted Stock Units may be made in one or more installments and may be made wholly in cash, wholly in shares of Common Stock or a combination thereof, as determined by the Committee.
SECTION 7.    OPTION AWARDS
(A)    Grant. Any Recipient may receive one or more Option Awards.
(B)    Designation and Price.
(1)    Any Option granted under this Plan may be granted as an ISO or as an NQSO as shall be determined by the Committee at the time of the grant of such Option. Only Participants may be granted ISOs. Each Option shall, as directed by the Committee, be evidenced by an Agreement, which shall specify whether the Option is an ISO or an NQSO and shall contain such terms and conditions as the Committee may determine in accordance with this Plan.
(2)    Every ISO or NQSO shall provide for a fixed expiration date of not later than ten years from the date that such ISO or NQSO is granted.

(3)    The Exercise Price pursuant to each Option shall be fixed by the Committee at the time of the granting of the Option, but shall not in any event be less than the Fair Market Value on the date that such Option is granted, subject to adjustment as provided in section 11 hereof.
(C)    Exercise. The Committee may provide for Options granted under this Plan to be exercisable as a whole at any time or in part from time to time. Shares of Common Stock to be issued on any exercise of an Option will be issued after the Company receives (i) notice (in such form as the Committee may require) from the holder thereof of the exercise of such Option, and (ii) payment as provided in section 7(D) hereof of the aggregate Exercise Price for all shares with respect to which such Option is exercised. Each such notice and payment shall be delivered at such place and in such manner as the Committee may specify from time to time.
(D)    Payment. The Exercise Price for the shares of Common Stock issuable on the exercise of an Option shall be paid in full at the time of such exercise either in cash or by such other means as the Committee may approve, which may include tendering unencumbered shares of Common Stock then owned by the Recipient exercising such Option having an aggregate Fair Market Value at the time of such exercise equal to the aggregate Exercise Price of the shares being purchased on such exercise or cashless exercise through a securities broker.
(E)    Expiration or Termination of Awards.
(1)    Participants.
(a)    Except as otherwise provided in the applicable Agreement or as determined by the Committee, if a Participant who holds an outstanding Option dies while employed, during the period when such Participant, if Disabled, would be entitled to exercise such Option, or after such Participant’s Retirement, then such Option shall be exercisable, at any time or from time to time, before the fixed termination date set forth in such Option, by the Beneficiaries of the decedent for the number of shares that such Participant could have acquired on exercise of such Option immediately before such Participant’s death.
(b)    Except as otherwise provided in the applicable Agreement or as determined by the Committee, if the employment of a Participant who holds an outstanding Option ceases by reason of Disability at any time during the term of the Option, such Option shall be exercisable, at any time or from time to time, before the fixed termination date set forth in such Option, by such Participant or his or her Personal Representative for the number of shares that such Participant could have acquired on exercise of such Option immediately before such Participant’s Disability.
(c)    Except as otherwise provided in the applicable Agreement or as determined by the Committee, if the employment of any Participant who holds an outstanding Option ceases by reason of Retirement, such Option shall be exercisable, at any time or from time to time, before the fixed termination date set forth in such Option, for the number of shares that such Participant could have acquired on exercise of such Option immediately before such Participant’s Retirement.
(d)    Notwithstanding any provision of this Plan to the contrary, any Option may, in the discretion of the Committee or as provided in the applicable Agreement, become exercisable, at any time or from time to time, before the fixed termination date set forth in the Agreement relating to such Option, for the full number of shares subject to such Option or any thereof, less such number as shall theretofore have been acquired on exercise of such Option, from and after the time the Participant ceases to be an Employee as a result of the sale or other disposition by the Company or any Subsidiary of assets or property (including shares of any Subsidiary) in respect of which such Participant shall theretofore have been employed or as a result of which such Participant’s continued employment is no longer required.
(e)    Except as otherwise provided in subsections (a), (b), (c) and (d) of this section 7(E)(1) and sections 9(D) and 13(I) hereof, if the employment of any Participant who holds an outstanding Option ceases, such Option shall be exercisable, at any time or from time to time, before the earlier of the fixed termination date set forth in the Agreement relating to such Option and the ninetieth day after the cessation of such Participant’s employment, for the number of shares that such Participant could have acquired on exercise of such Option immediately before the cessation of such Participant’s employment; provided that such Option shall terminate on and as of such earlier date.
(2)    Outside Directors and Consultants.
(a)    Except as otherwise provided in the applicable Agreement or as determined by the Committee, if the service of any Outside Director or Consultant who holds an outstanding Option ceases by reason of Retirement, death or Disability, such Option shall be exercisable, at any time or from time to time, before the fixed termination date set forth in the Agreement relating to such Option, by such Outside Director or Consultant, his or her Personal Representative or his or her

Beneficiaries for the number of shares that such Outside Director or Consultant could have acquired on exercise of such Option immediately before such Outside Director’s or Consultant’s Retirement, death or Disability.
(b)    Except as otherwise provided in subsection (a) of this section 7(E)(2) and sections 9(D) and 13(I) hereof, if the service of any Outside Director or Consultant who holds an outstanding Option ceases, such Option shall be exercisable, at any time or from time to time, before the earlier of the fixed termination date set forth in the Agreement relating to such Option and the ninetieth day after the cessation of such Outside Director’s or Consultant’s service, for the number of shares that such Outside Director or Consultant could have acquired on exercise of such Option immediately before the cessation of such Outside Director’s or Consultant’s service; provided that such Option shall terminate on and as of such earlier date.
SECTION 8.    CONTINUED EMPLOYMENT
Nothing in this Plan, or in any Award granted pursuant to this Plan, shall confer on any Person any right to continue in the employment of, or service to, the Company or any Subsidiary or limit, interfere with or otherwise affect in any way the right of the Company or any Subsidiary to terminate any Recipient’s employment or service at any time.
SECTION 9.    CHANGE IN CONTROL
(A)    Restricted Stock and RSU Awards. On a Change in Control, except as otherwise provided in the applicable Agreement and subject to compliance with Code section 409A, either: (i) the surviving or resulting corporation or the successor to the business of the Company shall substitute similar benefits for the Restricted Stock Awards and RSU Awards outstanding under this Plan; or (ii) such Restricted Stock Awards or RSU Awards shall continue in full force and effect; provided that, if such surviving or resulting corporation or such successor refuses to substitute similar benefits for such Restricted Stock Awards and RSU Awards and refuses to continue such Restricted Stock Awards and RSU Awards in full force and effect, and if the nature and terms of employment or engagement, including compensation and benefits, of the respective Recipients will change significantly as a result of the Change in Control, then the Restricted Period relating to each such Restricted Stock Award or RSU Award shall terminate, and from and after such Change in Control, each such Restricted Stock Award or RSU Award shall be free of all other restrictions for all shares of Restricted Stock or RSUs that shall not theretofore have been acquired under the applicable Agreement.
(B)    Option Awards. On a Change in Control, except as otherwise provided in the applicable Agreements, either: (i) the surviving or resulting corporation or the successor to the business of the Company shall assume all Options outstanding under this Plan or shall substitute similar options for those outstanding under this Plan, or (ii) such Options shall continue in full force and effect; provided that, if such surviving or resulting corporation or such successor refuses to assume or continue such Options or to substitute similar options for those outstanding under this Plan, and if the nature and terms of employment or engagement, including compensation and benefits, of the respective Recipients will change significantly as a result of the Change in Control, then each such Option shall become immediately exercisable for the full number of shares subject to such Option or any thereof, less such number as shall theretofore have been acquired on exercise of such Option, and shall be terminated if not exercised before or at the time of such Change of Control.
(C)    Cash-Out of Awards. In connection with a Change in Control, notwithstanding any of the foregoing provisions of this section 9 to the contrary, the Committee may, either pursuant to the applicable Agreement or by resolution adopted before the Change in Control, provide that any outstanding Award (or a portion thereof) shall, on such Change in Control, be cancelled in exchange for payment in cash of the amount, if any, by which the aggregate Fair Market Value of the shares of Common Stock subject to such Award exceeds the aggregate Exercise Price therefor.
SECTION 10.    WITHHOLDING TAXES
Federal, state or local law may require the withholding of taxes resulting from the grant or vesting of an Award or the exercise of an Option. The Company may permit or require (subject to such conditions or procedures as may be established by the Committee) any such tax withholding obligation of a Participant to be satisfied by any of the following means, or by any combination of such means: (i) cash payment by such Participant to the Company; (ii) withholding from the shares of Common Stock otherwise issuable to such Participant pursuant to the vesting or exercise of an Award of a number of shares of Common Stock having an aggregate Fair Market Value, as of the Tax Date, sufficient to satisfy the withholding tax obligation; or (iii) delivery by the Participant to the Company of a number of shares of Common Stock having an aggregate Fair Market Value, as of the Tax Date, sufficient to satisfy the withholding tax obligation arising from the vesting or exercise of an Award. If the payment or delivery specified in clause (i) or (iii) of the preceding sentence is required but is not paid by a Participant, the Company may refuse to issue Common Stock to such Participant under this Plan.

SECTION 11.    ADJUSTMENTS ON CHANGES IN CAPITALIZATION
In the event of any change in the outstanding Common Stock of the Company by reason of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination, exchange of shares, split-up, split-off, spin-off, liquidation or other similar change in capitalization, or any distribution to common stockholders other than normal cash dividends, the number or kind of shares that may be issued under this Plan pursuant to section 3 hereof and the number or kind of shares subject to, or the price per share under any outstanding Award, shall be adjusted, automatically and without notice, so that the proportionate interests of the Recipients shall be maintained as before the occurrence of such event; provided that no adjustment shall be made pursuant to this section 11 that would (i) cause any Option intended to qualify as an ISO to fail to qualify as an ISO, (ii) cause an Award that is otherwise exempt from Code section 409A to become subject to Code section 409A, or (iii) cause an Award that is subject to Code section 409A to fail to satisfy the requirements of Code section 409A.
SECTION 12.    AMENDMENT AND TERMINATION
The Committee may amend this Plan at any time or from time to time; provided that: (i) the Committee may not, without approval by the Board, materially increase the benefits provided to Recipients under this Plan; (ii) any amendment with respect to Restricted Stock Awards or RSU Awards granted to Outside Directors must be approved by the Board; and (iii) no amendment that requires stockholder approval in order for this Plan to continue to comply with any provision of the Exchange Act, any rule promulgated by the Securities and Exchange Commission under the Exchange Act, any rule of the New York Stock Exchange or any other securities exchange on which shares of Common Stock are listed, or any other applicable law, rule or regulation, shall be effective unless such amendment shall be approved by the requisite vote of stockholders of the Company within the time period required under such provision.
Without the approval of the stockholders of the Company, (i) neither the Board nor the Committee will authorize the amendment of any outstanding Option to reduce the Exercise Price thereof, except for adjustments made pursuant to section 11 hereof, (ii) no outstanding Option will be cancelled and replaced with another Option Award having a lower Exercise Price, or for another Award, or for cash, except as provided in section 9 or 11 hereof, and (iii) no Option will provide for the payment, at the time of exercise, of a cash bonus or grant or sale of another Award; provided that this sentence is intended to prohibit, without stockholder approval, the re-pricing of Options that have Exercise Prices above Fair Market Value and will not be construed to limit or prohibit any adjustment pursuant to section 9 or 11 hereof.
The Committee may terminate this Plan at any time; provided that such termination shall not affect any Awards theretofore made or any stock options theretofore granted under either of the Prior Plans and such Awards and stock options shall continue to be subject to all terms and conditions of this Plan (including the second paragraph of section 1 hereof) notwithstanding such termination.
SECTION 13.    MISCELLANEOUS PROVISIONS
(A)    No Rights to Awards. No Person has or shall have any claim or right to be granted an Award under this Plan.
(B)    Assignment and Transfer. No right or interest of any Recipient under this Plan or in any Award may be assigned or transferred as a whole or in part, directly or indirectly, by operation of law or otherwise (except by will or the laws of descent and distribution), including by way of execution, levy, garnishment, attachment, pledge or bankruptcy or in any other manner, and no such rights or interests of any Recipient in this Plan shall be subject to any obligation or liability of such Recipient; provided that the Committee may determine that a Recipient’s rights and interests under this Plan or in any Award may be made transferable by such Recipient during his or her lifetime, subject to such conditions as the Committee may specify. Except as provided in section 6 hereof, no Award shall entitle the Recipient thereof, as such, or any of such Recipient’s Beneficiaries or Personal Representative, to any rights of a stockholder of the Company, unless and until shares subject to such Award are issued to and registered on the Company’s records in the name or names of such Recipient, Beneficiaries or Personal Representative, as the case may be, and then only with respect to such shares.
(C)    Compliance with Legal and Exchange Requirements. This Plan, the grant and exercise of Awards hereunder, the issuance of Common Stock and other interests hereunder, and the other obligations of the Company under this Plan and any Agreement, shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as the Committee may determine are necessary or advisable. The Company or the Committee may postpone the grant or exercise of any Award, the issuance or delivery of Common Stock under any Award or any other action permitted under this Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Common Stock or other required action under any federal or state law, rule or regulation and may require any Recipient to make such representations and furnish such information as the Committee may consider appropriate in connection with the issuance or delivery of Common Stock in compliance with any and all applicable laws, rules and regulations. The Company shall not be obligated by virtue of any provision of this Plan or any Agreement to recognize the exercise of any Award or otherwise to sell or issue Common Stock in violation of any such law, rule or regulation. Any postponement of the exercise or settlement of any Award under this section 13(C) shall not extend the term of any Award. Neither the Company nor any Subsidiary nor any director or officer of the Company shall have any obligation or liability to any Recipient with respect to any Award (or Common Stock issuable thereunder) that shall lapse because of any such postponement.
(D)    Section 409A. Awards granted under this Plan shall be designed and administered in a manner that they are either exempt from the application of, or comply with, the requirements of Code section 409A. To the extent that the Committee determines that any Award is subject to Code section 409A, the Agreement relating to such Award shall incorporate terms and conditions necessary to avoid the imposition on the Recipient of additional tax under Code section 409A. Notwithstanding anything to the contrary in this Plan or any Agreement (unless such Agreement provides otherwise with specific reference to this section 13(D)): (i) no Award shall be granted, deferred, accelerated, extended, paid, settled, substituted or modified under this Plan in a manner that would result in the imposition on a Recipient of additional tax under Code section 409A; and (ii) if an Award is subject to Code section 409A, and if the Recipient to whom such Award is granted is a “specified employee” (as defined in Code section 409A, with such classification to be determined in accordance with methodology established by the Company), no distribution or payment of any amount under such Award shall be made before a date that is six months following the date of such Recipient’s “separation from service” (as defined in Code section 409A) or, if earlier, the date of such Recipient’s death. The Company intends to administer this Plan so that Awards will be exempt from, or will comply with, the requirements of Code section 409A; provided that the Company does not and shall not make any representation or warranty that any Award under this Plan will qualify for favorable tax treatment under Code section 409A or any other provision of federal, state, local or foreign law. The Company shall not be liable to any Recipient for any tax, interest or penalties a Recipient might owe as a result of the grant, holding, vesting, exercise or payment of any Award.
(E)    Ratification and Consent. By accepting any Award under this Plan, each Recipient and each Personal Representative or Beneficiary claiming under or through such Recipient shall be conclusively deemed to have accepted, ratified and consented to all of the terms and conditions of this Plan and any and all action taken under this Plan by the Company, any Subsidiary, the Board or the Committee.
(F)    Other Compensation. Nothing in this Plan shall prevent, limit or otherwise affect the right, power and authority of the Board with respect to any other or additional compensation arrangements.
(G)    Grant Date. Each Recipient shall be deemed to have been granted an Award on the date that the Committee grants such Award under this Plan or such later date as the Committee shall determine at the time such grant is authorized.
(H)    No Fractional Shares. No fractional shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.
(I)    Forfeiture Provision. Except as otherwise expressly provided by the applicable Agreement, the Committee may require a Recipient to forfeit all unexercised, unearned, unvested or unpaid Awards, if:
(1)    the Recipient, while employed by the Company or any Subsidiary, prepares to engage or engages, directly or indirectly, without the written consent of the Company, in any manner or capacity, as principal, agent, partner, officer, director, employee or otherwise, in any business or activity competitive with any business conducted by the Company or any Subsidiary, as determined by the Committee;
(2)    the Recipient performs any act or engages in any activity that the Committee determines is materially detrimental to the best interests of the Company or any Subsidiary; or
(3)    the Recipient materially breaches any agreement with or duty to the Company or any Subsidiary, including any non-competition agreement, non-solicitation agreement, confidentiality or non-disclosure agreement, or assignment of inventions or ownership of works agreement, as determined by the Committee.
(J)    Participants Outside the United States. Notwithstanding any provision of this Plan to the contrary, to comply with the laws of other countries in which the Company and the Subsidiaries operate or have Employees or Consultants, the Committee shall have the power and authority to: (i) determine which Subsidiaries shall be covered by this Plan; (ii) determine which Employees or Consultants outside the United States are eligible to participate in this Plan; (iii) modify the terms and conditions of any Award granted to Employees or Consultants outside the United States to comply with applicable foreign laws; (iv) modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; and (v) take any action, before or after an Award is made, that it deems necessary or advisable to obtain approval or comply with any government regulatory exemption or requirement; provided that the Committee is not authorized to take any action hereunder, and no Awards shall be granted, that would violate any applicable law.
(K)    Successors. All obligations of the Company under this Plan and with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or other event, or a sale or disposition of all or substantially all of the business or assets of the Company, and references to the “Company” herein and in any Agreements shall be deemed to refer to such successors.
(L)    Severability. If any provision of this Plan, or the application of such provision to any Person or circumstance, shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Plan, or the application of such provision to Persons or circumstances other than those to which it is held to be invalid or unenforceable, shall not be affected thereby.
(M)    Construction. The headings of the sections hereof are for convenience of reference only and are not part of this Plan. As used herein, each gender includes each other gender, and the singular includes the plural and vice versa, as the context may require. Reference herein to any section includes reference to each and all subsections of such section. For purposes of this Plan, each of the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”
(N)    Governing Law. This Plan shall be governed by and interpreted and construed in accordance with the laws of the State of Delaware.
SECTION 14.    EFFECTIVENESS OF THIS PLAN
This amended and restated Plan shall be submitted to the stockholders of the Company for their approval at their annual meeting scheduled to be held on April 21, 2015, or at such other annual or special meeting as the Board may specify, or any adjournment or postponement thereof. This Plan will be effective as of the date of its approval by the stockholders of the Company.